UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8 - K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report : March 13, 2013

                                       “Creating Wealth Together”

CN RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada	333-167804	N/A
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
255 Duncan Mill Road, Suite 203 Toronto, Ontario, Canada M3B 3H9
(Address of principal executive offices, including zip code)

416-510-2991
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4 (c ))

Item 1.01  Entry into a Material Definitive Agreement

Re-entry Oil Well

On March 12, 2013, in addition to the previously announced offset oil well drilling program, the Corporation entered into a definitive joint venture agreement with a third party in Alberta, Canada for a re-entry oil well. The third party will act as the Operator of the re-entry well drilling program.

The Joint Venture Agreement ensures the Corporation has a 50% working interest in the re-entry well by providing 50% of the costs, and provide a loan for the joint venture partner’s 50% share of the total cost on turnkey basis.

The loan in the amount of $167,265 Canadian dollars bears interest of 10% per annum and both the loan and interest are repayable within 24 months of the rig release date. The Operator has an option to repay the loan and interest in full at anytime.

Until the Loan plus interest is repaid in full, the net revenue interest in the re-entry well will be allocated 60% to the Corporation and 40% to the Operator. After the loan and interest is fully repaid, the share of the net revenue will be 50% for the Corporation and 50% to the Operator.

In the event that the well is deemed non productive, the loan principal plus any unpaid interest will be converted into common shares of the Operator at $0.20 per common share or the 30 day average closing price of the operator’s share, whichever is lower.

Concurrent with the signing of the Joint Venture Agreement, the Corporation also acquired several sections of oil lands for Petroleum and Natural Gas rights in the area of 14-22W4M of Alberta, Canada. The P&NG right s are subject to Crown Sliding Scale Royalty.

SIGNATURE

CN Resources Inc.

Date: March 13, 2013	By:	/s/ Oliver Xing
Oliver Xing
President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary/Treasurer and sole member of the Board of Directors